Meridian Gold Company9670 Gateway Drive

Suite 200

Reno, Nevada 89511

(775) 850-3777

(775) 850-3733 Fax

Mr. Harry Barr, Chairman

January 23, 2003Freegold Ventures Limited
2303 West 41st Avenue
Vancouver, B.C. Canada V6M 2A3

Dear Harry:

Re:  Golden Summit Joint Venture between Freegold Ventures Limited and Meridian Minerals Corp.

We are writing to confirm the terms of the Agreement herein agreed to by Meridian Minerals Corp. ("Meridian") and Freegold Ventures Limited and Free Gold Recovery, U.S.A. ("Freegold") concerning the exploration and potential commercial mining development of certain mining claims located in the State of Alaska, United States in which Freegold’s existing and proposed future interests are more particularly described in Exhibits "A", "B", "C", "D", and E* to this agreement (the "Property").  Meridian acknowledges that Freegold’s interest includes a 7% "working interest" in trust on behalf of Fairbanks Exploration Inc. on certain properties. This 7% interest is carried to Commercial Production on the same terms as Freegold may acquire for its own interest until Commercial Production as per the agreement attached as Exhibit C. Freegold shall provide to Meridian a complete claim listing outlining the properties in which Fairbanks Exploration has an interest. If you agree with the terms set forth below, please confirm your acceptance and agreement in the space provided and return one original of this agreement (the "Agreement") to Meridian.  At that point, the parties will have entered into a binding agreement with respect to the Joint Venture.

The Property shall be defined according to the map attached in the accompanying Exhibit A to the Agreement. This Agreement encompasses only the areas outlined in Areas A and B, ("the Property") and C of Exhibit A.  Meridian will be granted a 30-day first right of refusal on Area C shown on the map for a period of 12 months from date of execution of this Agreement. The terms for optioning Area C will be proposed by Freegold and negotiated at that time.

Freegold will make every effort to acquire the Priority Claims listed in Exhibit E *. These claims will be acquired at Meridian’s cost and Freegold shall not acquire these claims without Meridian first approving the terms and agreeing in writing to be bound by them. *. Meridian shall have the right to participate in the negotiations on the Priority Acquisitions or may, at its election, conduct the negotiations on the Priority Acquistions. In the event that Meridian elects to conduct the negotiations, Meridian shall consult with Freegold and obtain Freegold’s written approval on the terms prior to making any offers. Priority Claims so acquired shall become part of the Property. and Qualified Expenditures; Meridian shall assume 100% of the property maintenance payments for all underlying leases, claims, and any new leases or claims that are acquired during the term of this Agreement and subsequent Option and/or Joint Venture Agreement, including federal and state costs and taxes, legal expenses and all

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other costs required in order to maintain the Property in good standing.  All leases and claims shall be registered in the name of Freegold Recovery Inc. USA Meridian or its affiliates or agents will not acquire property within 5 miles of the perimeter of the Property shown on Exhibit A. In the event Meridian acquires property interests within this limit, they shall automatically become part of this Agreement and the subsequent Venture Agreement.  Meridian shall have no registered interests until Meridian vests with a 50% interest.

In the event that Meridian fails to meet the financial obligations required to earn a 50% interest Meridian shall be deemed to have withdrawn from the Venture and shall have no further right, title or interest in the Property.

1.

Joint Venture

(a)

The parties hereby enter into a joint venture (the "Venture") in accordance with the terms of this Agreement and shall use their best efforts to use the format of terms set forth in the Model Form of Exploration, Development and Mine Operating Agreement (Form 5A) published by the Rocky Mountain Mineral Law Foundation, including all exhibits thereto ("Model Form"), which Model Form is incorporated as Exhibit "F"*.  The terms of the Model Form are to be modified or supplemented by the specific terms herein.  Meridian shall make Initial Contributions and complete certain exploration expenditures, during the option period, in order to earn an initial 50% interest in the Property. This Agreement will be subject to the approval of the Board of Directors of Freegold, which approval must be given within 7 working days of the execution date.  Such approval will be assumed to have been given if notice has not been given by the participants to the contrary.  This Agreement will remain in effect and full force until the formal agreement (the "Venture Agreement" is executed.)

(b)

All capitalized terms used in this Agreement or any Exhibit hereto shall have the meanings assigned to them by the Venture Agreement.

(c)

The parties, shall enter into a formal Venture Agreement, incorporating the terms of this Agreement into the Model Form, on or before October 1st, 2004, but the Venture formed pursuant to this Agreement is intended to be complete, effective and binding until such formal Venture Agreement has been executed by the parties.

(d)

Notwithstanding the time required to formalize the Venture agreement, as soon as practicable following the execution of this Agreement, Freegold will make available to Meridian all other real and personal property rights relating to the Property owned or controlled by Freegold or its parents or affiliates, to the extent such rights are necessary or convenient for the exploration, development, mining or reclamation of the Property. In addition, Freegold will make available to Meridian, for inspection and copying at Meridian's cost, all surveys, reports, files, data, and other material or information owned or controlled by Freegold that are related to the Property and will make available for inspection and testing all samples and core owned or controlled by Freegold that are related to the Property. Meridian shall agree to perform, for the duration of the Venture, all of the obligations of Freegold under the underlying property option agreements attached as Exhibits "C" and "D" to this agreement (the "Underlying Option Agreements") as well as all of Freegold’s obligations which relate to the Priority Claims, listed in Exhibit E,* acquired by Freegold and approved by

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Meridian and any other mineral interests which may subsequently become part of the Property.  Notwithstanding all of the foregoing, certain Meridian obligations will be fulfilled by Freegold on behalf of Meridian as per paragraph 5 (a).

(e)

In the event of a conflict between the terms of this Agreement and the Model Form, the terms of this Agreement shall prevail.

(f)

All references to dollars ($) shall be in United States currency unless otherwise stated.

(g)

Within 5 working days of the execution of this Agreement, Meridian and Freegold will form a Technical Committee, which shall consist of two members from each of Freegold and Meridian. This Technical Committee will remain in effect until the Management Committee is formed as per Section 4 (c). Meridian shall have the tie-breaking vote on exploration expenditures and programs.

2.

Expenditures and Obligations of Meridian Required to Complete Initial Contributions to Acquire a 50% Interest in the Venture.

In order to earn an initial 50% interest in the Property, Meridian shall comply with the requirements in this paragraph 2

(a)

Meridian shall pay $65,000 to Freegold upon execution of this Agreement.

(b)

Upon execution Meridian shall, subject to approval by the TSX Exchange and compliance with all applicable securities laws, purchase, by private placement, 143,000 Freegold shares, at a price of $0.70 CDN per share with a $1.00 CDN warrant within five working days of regulatory approval.  Each unit will consist of one common share of Freegold and one non-transferable share purchase warrant exercisable for a period of 12 months.

(c)

On or before December 31, 2004, Meridian shall purchase, by private placement, 200,000 Freegold shares, at a price of $1.00 CDN per share with a $1.30 CDN warrant. Each unit will consist of one common share of Freegold and one non-transferable share purchase warrant exercisable for a period of 12 months.

(d)

Meridian shall fund all lease and option cash payment obligations of Freegold relating to the Property required pursuant to, and in accordance with the timeframes set out in the Underlying Agreements, but excluding the issuances of stock hereunder as referred to in paragraph 2(k) (Exhibits C, D and E*).  However, after January 1, 2005, Freegold shall be responsible for it’s pro rata share of lease payments on claims located east of Area C. If Meridian does not exercise its first right of refusal on Area C, Freegold shall also be responsible for its pro rata share of those lease and option payments; however nothing in this Agreement shall obligate Freegold to maintain those claims located either east of Area C or in Area C after January 1st, 2005. In the event that certain Priority Claims or other mineral interests are acquired, Meridian shall assume all responsibility for the related underlying lease, property payments and federal and state payments as well as associated exploration costs.  When Meridian has fulfilled the obligations of paragraphs 3 and 4 financial obligations shall be shared on the basis of percentage ownership. In the event that Freegold is required to issue stock to the underlying

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Vendors  for the acquisition of either the Priority Claims listed in Exhibit E* or any other mineral interests subsequently acquired, and approved by Meridian, under this Agreement, Meridian will reimburse Freegold the cash value of the shares issued as at the date of issuance. Non-priority property acquisition costs after the execution of this Agreement incurred shall be excluded from Qualifying Expenditures required in paragraph 2.  These shall be additional costs and shall be borne solely by Meridian.

(e)

Meridian shall complete an aerial magnetic survey over Sections A, B, and C (as defined in Exhibit A) commencing at the earliest possible date following execution. The estimated cost of this survey is $90,000 (for airborne survey of a minimum 26 square miles west of UTM 4,875,000 East (Exhibit A). Upon completion of the aerial magnetic survey over areas A, B, and C, Meridian shall provide Freegold with a complete report on this survey within 7 working days of completion by the contractor. Meridian shall be granted a first right of refusal to option Area C for a period of 12 months from the date of this Agreement. In the event that Freegold receives an offer on Area C, it shall present the terms of the offer to Meridian that shall have 30 days in which to notify Freegold that match the terms and option the property.

(f)

Meridian shall expend not less than $5,000,000, as Qualifying Expenditures (as                 defined herein) by December 31, 2007, in order to earn a 50% interest in the Property.  The following dates apply to the Qualifying Expenditure deadlines:

(i)

Deadline Date	Area A	Area B	Area C	Totals
By Dec. 31, 2004	$650,000	0	Right of refusal	$650,000
By Dec. 31, 2005	$500,000	$250,000		$750,000
By Dec. 31, 2006	$1,000,000	$500,000		$1,500,000
By Dec. 31, 2007	$1,050,000	$1,050,000		$2,100,000
Total:	$3,200,000	$1,800,000		$5,000,000

(ii)

Up to 25% of expenditures in any one year may be interchanged between Areas A and B.

(iii)

During the option period Meridian must elect to the exploration program and mandatory expenditures for each calendar year by February 28th. Meridian agrees it shall be obligated to complete the Qualifying Expenditures set out in paragraph 2(e) and 2(f) (i) through December 31st, 2004. In the event that Meridian terminates the Option in any year after March 31st, 2005, Meridian shall be obligated to make all the underlying payments, including any property, lease, taxes, federal or state payments required to keep the property in good standing for a period of one year.  Following termination Meridian shall remain responsible for all environmental clean up required which results from exploration activity by Meridian during the tenure of this Agreement.

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(iv)

$25,000 is already credited to the 2004 property expenditures due to a lease Payment to Keystone Mines.

(g)

Termination

Meridian shall be obligated to complete the Qualifying Expenditures set out in paragraph 2(e) and 2(f) (i) through December 31st, 2004.  Meridian shall have the right to terminate this Agreement, and the joint venture formed pursuant to this Agreement, at any time upon 60 days written notice pursuant to the terms outlined in 2 (f) (iii).  In the event of such termination Meridian shall make a cash payment to Freegold, on or before the end of the notice period by wire transfer or certified check in an amount equal to the difference between the mandatory exploration expenditures committed to by Meridian for that calendar year and the actual expenditures by Meridian at the date of termination

(h)

Meridian shall make the following additional cash payments to Freegold:

(i)

$75,000 on or before December 31, 2004;

(ii)

$100,000 on or before December 31, 2005; and

(iii)

$175,000 on or before December 31, 2006.

(i)

"Qualifying Expenditures" means all exploration expenditures of whatever kind or nature spent or incurred directly in accordance with a Budget, in connection with the exploration of the Property including, without limiting the generality of the foregoing, moneys expended in maintaining the Property in good standing and costs incurred in connection with environmental due diligence and complying with Environmental Laws, all insurance costs, moneys expended in doing and filing assessment work, expenses paid for or incurred in connection with any program of surface or underground prospecting, exploring, geophysical, geochemical and geological surveying, drilling, drifting, raising and other underground work, assaying and engineering, environmental studies, data preparation and analysis, submissions to government agencies, paying the fees, wages, salaries, travelling expenses, and title due diligences; and any other expenditures as defined in Form 5A (Exhibit F)*

 (j)

In the event that Meridian fails to meet any of the obligations setout in paragraph 2, (excluding (a), (b), and (e)) or any mandatory exploration commitments made under 2 (f), which are obligations of Meridian that shall survive termination of the Venture or this Agreement; Meridian shall be deemed to have withdrawn from the Venture and shall not be obligated to make any other payments contemplated in paragraph 2, except any costs which pertain to 5 (k) In such case, Meridian shall have no further right, title or interest in the Property or other assets. This is notwithstanding extensions of time as defined in paragraph 5(e).

(k)

Freegold shall continue to fulfill share payments to lessors and optionors required pursuant to the Underlying Option Agreements on its own account upon signing of this Agreement.

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 (l)

Should Meridian elect to complete all of the obligations of paragraphs 2(a) through 2(i), Freegold shall not be required to pay its pro rata or any share of QualifiedExpenditures or other costs relating to the Property until Meridian fulfills the obligations of paragraphs 3 and 4. Meridian shall be deemed to have the tie-breaking vote as relating to any exploration budgets and programs while fulfilling the obligations of this paragraph 2.

(m)

By mutual consent, Freegold may make available additional exploration funds that would apply toward Meridian’s earn-in and be repaid to Freegold with interest at a mutually acceptable date and on mutually acceptable terms to be negotiated, but in any event not later than December 31, 2007 or within 30 days of termination.

(n)

Upon complying with the requirements outlined in Paragraph 2 (a) through (l), Meridian shall automatically vest with a 50% interest in the Property, and the parties will be deemed to have entered into a Formal 50:50 Joint Venture based on the Model Form (Exhibit F)* and shall within 10 working days form a Management Committee with two members from Freegold and two members from Meridian. This Management Committee shall replace the Technical Committee formed upon execution of this Agreement. The Management Committee shall review and approve all exploration budgets and expenditures. The Operator shall have the tie-breaking vote on all matters relating to budget and expenditures. The Operator shall keep the non-Operator informed concerning all operations and other activities affecting the Property, including monthly summary and progress reports, and an itemization of all Expenditures made through the end of each month preceding the reports and (ii) provide the non-Operator with reasonable access to operations and make available for inspection and copying by the non Operator all data, reports, studies and analyses prepared by or for the Operator with respect to the Property.

3.  Expenditures and Obligations of Meridian Required to Complete Additional Contributions to Acquire a 60% Interest in the Venture

(a)

Meridian may elect within 120 days of its 50% vesting, to continue making exploration expenditures. Meridian shall expend at least $500,000 per year on continued exploration or technical studies (metallurgical, environmental, etc.) until the feasibility study is completed or the project is deemed not feasible. In the event Meridian provides a completed feasibility study, Meridian shall be deemed to have earned a 60% interest. The feasibility study shall be an Independent "bankable" feasibility study to be completed by independent third party consultants within 2 years of Meridian’s vesting with 50%.  Meridian shall receive no other credit for additional expenditures other than the 10% for completing the feasibility study.

(b)

If Meridian elects at its cost to initiate an Independent "bankable" feasibility study, it shall send written notice within 5 working days of such decision to the Management Committee.

(c)

Meridian shall arrange an Independent "bankable" feasibility study to be completed by the independent third parties that indicates a minimum economic recoverable one million ounces gold with an average target production of 100,000 ounces per

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year. The Independent "bankable" feasibility study is to be completed within two years of initiation of the study.  .

(d)

In the event that at any time following the election to complete an Independent "bankable" feasibility study on the Property, Meridian elects to complete additional exploration work on the Property, Meridian shall fund 100% of such exploration expenditures until commercial production.

(e)

Within 60 days following completion of the Bankable Feasibility Study referred to in paragraph 3(a) and subject to TSX Exchange approval, Meridian may, at Freegold’s sole discretion, purchase, by private placement, up to 500,000 Freegold shares.  The price of such shares will be at the prevailing market price with no added fees.

(f)

In the event that an Independent "bankable" feasibility study completed by an independent third party reports a minimum 500,000 ounce gold reserve in aggregate on the Property, Meridian will pay to Freegold $1 per reserve ounce reported within 30 days of the completion of the Independent "bankable" feasibility study. In the event that definitive additional reserves are delineated on the Property by Meridian or an independent third party, which indicate gold in excess of 500,000 oz, Meridian will pay Freegold $1 per additional ounce within 30 days of the date each new ounce is reported.

(g)

Upon completion of an Independent "bankable" feasibility study and its receipt and acceptance by the Management Committee, Meridian shall automatically vest with a 60% interest in the Property.

(h)

In the event that Meridian does not elect to complete an Independent "bankable" feasibility study  within 120 days, if Meridian is not continuing annual exploration or development drilling in excess of $500,000, Freegold may become Operator (shall be defined in accordance with paragraph 5(a)) and will have a tie-breaking vote on the Management Committee and may recommend additional programs and budgets. Should Meridian elect not to participate in these programs, its interest will be diluted.  For the purposes of calculating dilution, Meridian shall be credited expenditures equal to its total to-date expenditures and Freegold shall be credited with vested and additional actual expenditures in proportion to its percentage interest, as exemplified, below:

MVE = Meridian vested expenditure ($5 million),

MAE = Meridian additional expenditures after vesting (Capped at $15 million)

FVE = Freegold vested expenditure = MVE + MAE

FNE = Freegold expenditure without Meridian participation

MDI = Meridian diluted interest X 100

MDI = (MVE+MAE)÷(MVE+MAE+FVE+FNE)

Example A: For instance, if Meridian is vested but does not make any additional expenditures and does not contribute to $1 million (M) additional expenditure by Freegold, MDI is calculated as follows:

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MDI  = 100X($5M+$0M)÷($5M+$0M+$5M+$1M)=45.45%

Example B: For instance, if Meridian is vested and makes an additional $1M expenditure but does not contribute to $1 million (M) additional expenditure by Freegold, MDI is calculated as follows:

MDI = 100X($5M+$1M)÷($5M+$1M+$6M+$1M)=46.15%

4.  Expenditures and Obligations of Meridian Required to Complete Additional Contributions to Acquire a 70% Interest in the Venture

In order to increase its interest in the Property to 70%, Meridian shall

(a)

Elect within 120 days of completing Independent "bankable" feasibility study to take Property to Commercial Production

(b)

Arrange 100% of the required financing required to take the Property into Commercial Production, which shall include the 30% interest held by Freegold upon commencement of Commercial Production, Meridian shall send a notice to Freegold stating the terms for the Development Finance, which Meridian has arranged, subject to acceptance by Freegold.  If all of the Development Finance is to be provided by a third party, Meridian shall deliver not less than two term sheets to Freegold from third party providers of finance who are experienced and knowledgeable of projects similar to the Venture together with an indication of which term sheet Meridian recommends for Development Finance.  If Meridian is to provide all or part of the Development Finance, it shall deliver not less than two term sheets to Freegold from third party providers of finance who are experienced and knowledgeable of projects similar to the Venture together with the terms of Development Finance which Meridian will provide and an indication of which term sheet Meridian recommends for the balance, if any, of the Development Finance to be provided by a third party.  If Meridian is to provide all or part of the Development Finance itself, Meridian shall provide its rationale as to why the terms on which it is proposing to provide the Development Finance are, when considered in their totality, no less favourable to Freegold than the terms proposed by the third parties.  Within 21 days of Freegold receiving the notice described, Freegold shall send a notice to Meridian stating that the terms of the Development Finance as arranged and recommended by Meridian are acceptable to Freegold and that Freegold will do all things and execute all such documents as may be reasonably required to close such Development Finance within the time period specified in the relevant term sheet or that Freegold does not accept the proposed terms and it will arrange its own share of the required financing.  To the extent the financing arrangements in respect of such Development includes required equity contributions and a requirement for the provision of credit support on the part of the Participants, Meridian shall fund on behalf of Freegold ,

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Freegold’s 30% contribution.  From and after the Production Commencement Date, in addition to the share of Products it is entitled to take based on its Participating Interest, Meridian shall also take 80% of the share of Products Freegold would otherwise be entitled until such time as the value of such additional Products so taken by Freegold equals the Freegold Contribution funded by Meridian.

(c)

The interest of Meridian shall be automatically increased by 10% upon commencement of Commercial Production for a total of 70%. The parties will form a Management Committee and Meridian will fulfill the duties of Manager as outlined in the Venture Agreement. The  Management Committee shall have two members from each Freegold and Meridian. Commercial Production" means the commercial exploitation of Ore, but does not include milling for the purpose of testing or milling by a pilot plant or during the initial tune-up period of a plant.  Commercial Production will be deemed to have commenced:

(i)

If a plant is located on the JV Property, on the first day of the month following the first period of 30 consecutive days during which Ore has been processed through such plant at an average rate of not less than 70% of the milling rate specified in the Full Feasibility Study recommending placing the JV Property into Commercial Production.

(ii)

If no plant is located on the JV Property, on the first day of the month following the first period of 30 consecutive days, during which Ore has been shipped from the JV Property at the rate of not less than 70% of the milling rate specified in the Full Feasibility Study recommending placing the JV Property into commercial production.

(d)

After Commercial Production commences, the joint venture partners will fund their respective cost shares in proportion to their respective property interests. If a party (non contributing party) does not contribute to approved programs it shall be diluted. Meridian’s deemed expenditure upon commencement of Commercial Production shall be equal to its actual expenditure at that date and Freegold’s deemed expenditure shall be in proportion thereto.

(e)

Freegold is not responsible for any contributions or other costs relating to the Property, until Meridian has placed the project into Commercial Production, as referred to in paragraph 4(b), at which time, these other costs will be also be paid back to Meridian as per paragraph 4(b). If Freegold elects not to accept the financing offered on 4(b), Freegold will be responsible for funding its’  pro rata share of the initial capital.

(f)

Upon completion of the Independent "bankable" feasibility study and until the project is placed into Commercial Production, Meridian shall expend not less than $500,000 each year of Qualified Expenditures.  Where Meridian is delayed from bringing the project to Commercial Production within 2 years of completing an Independent "bankable" feasibility study, and provided such Feasibility Study would, at then, prevailing metal prices, indicate a return

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         >15% IRR, Meridian shall pay Freegold $250,000 for each year of such delay. For any delay exceeding two years, Freegold may elect, at its sole option, to place the Property into Commercial Production, provided the completed Feasibility Study (using current costs at that time) would still indicate an internal rate of return (IRR) exceeding 15%.

(g)

Within 60 days following Meridian arranging production financing, as referred to in paragraph 4(b), and subject to TSX Exchange approval, Meridian may, with Freegold’s consent purchase, by private placement, 300,000 Freegold shares.  The price of such shares will be at the prevailing market price with no added costs.

(h)

Meridian will be repaid for financing Freegold’s share of financing by receiving 80% of Freegold’s and Fairbank’s share of net revenue from mining operations until repaid.  Payback will be calculated by adding interest to the amount financed on Freegold’s and Fairbank’s behalf (calculated annually) at competitive rates determined in 4(b).  In the event that additional mineral deposits are discovered on the Property, Meridian will remain responsible for arranging all financing for any deposit placed into production, on terms acceptable to all parties. Meridian will be repaid for financing, Freegold’s and the Fairbank’s share of financing additional operations by receiving 80% of Freegold’s and Fairbanks net revenue from new mining operations until repaid. Net revenue shall be defined as revenue minus the total of capital and operating cash calls.

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5.  Other Obligations and Definitions

(a)

Freegold shall manage the exploration program as Operator, on behalf of Meridian, until at least December 31, 2006.  January 1 through December 31, 2006 shall be treated as a transition year in which Meridian technical personnel shall be allowed to work alongside Freegold personnel; these Meridian personnel shall not be subject to a management fee. Freegold shall initially appoint Avalon Development ("Avalon") as Field Manager. Freegold and Avalon shall propose work programs that shall be approved or modified by the Technical Committee. Freegold may utilize Meridian geologists, employees or consultants, if available.  Freegold will cash call Meridian, monthly in advance, for funds for approved budgets. Freegold shall also charge a management fee of 10% on approved expenditures excepting contracts in excess of $50,000, which shall be charged at 5%.  Management fees on expenditures charged by Avalon will be deducted from expenditures prior to calculation of the Freegold management fee.  No fee shall be charged for Meridian personnel or consultant costs.  Freegold shall provide monthly progress reports.

(b)

Meridian may upon giving 30 days written notice, become Operator at any time after December 31, 2006, or after Meridian has expended in excess of $3.0 million, with 30 days written notice and stating Meridian’s intention to manage the project.  An administrative fee shall be charged to the Joint Account by Meridian thereafter. The amount charged shall be 6.5% of Qualifying Expenditures during future non-mine exploration, 5.0% during development and major construction phases and 3.0% during mining.

(c)

On-site or telecommunication meetings shall take place at least quarterly, until the obligations of paragraph 2 have been met.  Participants shall be given 10 working days notice, and the Operator shall prepare an itemized agenda to be circulated to the participants prior to the meeting.

(d)

Within 90 days of the receipt of any report described in paragraph 5(b) above (during which period Freegold will have reasonable rights to audit all relevant books and records of Meridian), Freegold will notify Meridian in writing of any objections Freegold has to any of the Qualifying Expenditures claimed by Meridian.  Any such notification shall set out in detail the basis for the objection to the particular expenditure or expenditures.  If such notification is given, the parties will meet within 15 days and seek to resolve the disagreement with respect to Meridian's expenditures and, failing agreement, either party may seek a final determination with respect to the alleged deficiency in such expenditures pursuant to the technical arbitration procedures set out in paragraph 8(f) of this Agreement.  The failure by Freegold to object to any reported Qualifying Expenditures in the manner and within the time set out above shall be deemed an acceptance of the expenditure. The Manager’s records relating to the joint venture will be audited annually at the end of the Fiscal Year by an independent firm of chartered accountants appointed by the Joint Venture Management Committee in accordance with U.S. generally accepted accounting procedures.  Annual audits will commence after Meridian has vested with a 50% interest in the Property.  Meridian has the same reciprocal rights when Freegold is managing the exploration program under 5(a).

(e)

The parties acknowledge that Meridian's ability to expend the amounts contemplated by paragraphs 2, 3 and 4 by the requisite completion dates is

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dependent upon Meridian having reasonable access to the Property and having obtained the regulatory authorizations necessary to initiate and to conduct operations.  In the event that any material aspect of Meridian's performance under this Agreement is prevented by any cause beyond its reasonable control, whether foreseeable or unforeseeable, the times for expenditures specified under paragraph 2, 3 and 4, shall be extended to the extent and for the period that such performance is prevented.  In such event, the notice and resumption of performance provisions applicable to conditions of force majeure generally, as set out in the Venture Agreement, will apply.

(f)

Meridian shall indemnify and hold harmless Freegold, its directors, officers, employees and agents from and against all claims, causes of action, losses, costs (including attorneys fees and the costs of litigation) arising from or in connection with any action or failure to act by Meridian while Meridian is exercising rights granted to it in connection with the completion of its initial contribution.  Freegold shall indemnify and hold harmless Meridian, its directors, officers, employees and agents from and against all claims, causes of action, losses, costs (including attorneys fees and the costs of litigation) arising from or in connection with any action or failure to act by Freegold, which may have occurred before the date of this Agreement.  Upon termination of the Venture pursuant to paragraphs 2(j) or 2 (g) Meridian shall have no further rights or obligations hereunder, except for obligations that had accrued prior to such termination or as expressly provided herein to survive such termination.

(g)

Should either party wish to sell its interest, it shall disclose in writing the exact terms of the proposed third party offer(s) it has received and the other partner will have First Right of Refusal on the same terms for a period of 30 days.

(h)

The text of any press releases regarding the Venture, which Freegold or Meridian desire to make, shall first be approved by both parties.  Each party shall be given 48 hours notice on which to comment on the content of the press release.

(i)

In the event that information is considered material, and must be disclosed pursuant to the rules of the Stock Exchange or other such regulatory body, 3 working days written notice will be given to the non disclosing party, as to the nature of the disclosure, and proposed timing for such disclosure. Freegold shall have the unfettered right to disclose technical information concerning Area C, if Meridian does not exercise its right of first refusal as per paragraph 2(e).

(j)

The Operator shall be entitled to commingle ore from the Property with other nearby ores. At least 60 days before commencing commingling of such ores, the Operator will provide the non-Operator with a written description of the methodology it will use to determine the values that will be obtained from the ore mined from outside of the Joint Venture Area as defined in Exhibit A. The non-Operator will have 30 days in which to object to such methodology in writing and, if the parties cannot agree on the methodology within 15 days of the date of receipt of non Operator’s objections, the matter will be submitted to technical arbitration as provided in paragraph 8(f) below.

(k)

The Operator shall be held accountable for any environmental infractions that result from its negligence. The joint venture shall be obligated to perform any related

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environmental clean up on the Property, which results during the tenure of this Agreement.  Once Meridian has commenced work on the project it shall post any bonds required and complete required reclamation work at its cost.

(l)

*

6.

Title Diligence

(a)

Meridian shall be given full access to all information, and records of Freegold with respect to the Property and Freegold's past operations on the Property. Meridian will notify Freegold within 30 days of the signing of this Agreement with respect to any liens, encumbrances or defects in title discovered by Meridian and with respect to any contractual or other commitments of Freegold that Meridian believes are material impediments to achieving the purposes of this Agreement and which constitute a breach of a representation or warranty regarding title to the Property made by Freegold in this Agreement. *. Meridian will inform Freegold as to whether it intends (i) to waive such liens, encumbrances, defects, or material impediments, or (ii) to require Freegold to cure or eliminate such liens, defects or encumbrances or material impediments where reasonable, in both cases to the extent they are inconsistent with the representations and warranties made by Freegold in this Agreement.

(b)

If Meridian notifies Freegold that it requires Freegold to undertake such cure or elimination and Freegold is unwilling or unable to do so on a diligent basis, Meridian may elect (i) to cure or eliminate such liens, defects, encumbrances or impediments, in which case Meridian will be credited with 100% of the costs of such work as part of its Qualifying Expenditure obligation, or (ii) to proceed with this Agreement pursuant to its terms.

(c)

*

(d)

*

7.

Miscellaneous

(a)

All correspondence, notices and other communications required by this Agreement ("Notices") shall be in writing and shall be addressed as follows:

If to Freegold:

i.

Freegold Ventures Limited
2303 West 41st Avenue
Vancouver, B.C. V6M 2A3

Attention: Harry Barr
Telephone: (604) 685-1870
Telecopier: (604) 685-6550

Golden Summit Joint Venture

5/5/2004

If to Meridian:

ii.

Meridian Minerals Corp.
9670 Gateway Drive, Suite 200
Reno, Nevada 89521
Attention:  Robert R. Wheatley
Telephone:  (775) 850-3761
Telecopier:  (775) 850-4561

iii.

All Notices shall be given (i) by personal delivery, (ii) by telecopy, with a confirmation sent by commercial courier or registered or certified mail, return receipt requested, or (iii) by commercial courier or registered or certified mail, return receipt requested.  All Notices shall be effective on the next business day following actual receipt.  A party may change its address by Notice to the other party.

(b)

Each joint-venture partner will be responsible for it’s own liability Insurance. Meridian will reimburse Freegold’s cost of liability insurance which is based on expenditures upon the Property while Freegold is acting as manager. These expenditures will be applied to Meridian’s qualifying expenditures and shall not exceed $12,000 per year.

(c)

Meridian and Freegold shall be responsible for their independent filings of the Venture documents.

(d)

This Agreement and the subsequent Venture Agreement shall be construed and governed by the laws of the State of Alaska and the laws of the United States applicable therein.

(e)

This Agreement and its exhibits, and the Confidentiality Agreement dated May 2, 2003 between the parties, contains the entire agreement of the parties with respect to the Property and the subject matter of this Agreement and supersede all prior oral or written understandings, agreements or communications with respect to the same.  This Agreement and the other documents described above are not intended to create any rights in third parties except as expressly provided herein.  No amendment or waiver of any provision of this Agreement and the other documents described above shall be binding on any party unless made in conformity to the requirements of the Venture Agreement.

(f)

In the event there is a dispute between the parties with respect to the parties' compliance with the requirements of this Agreement, such dispute will be resolved by a single arbitrator appointed by the American Arbitration Association. The arbitrator will have substantial experience in the mining industry and in mining accounting. The arbitration will be binding and costs will be awarded, or not awarded, in the discretion of the arbitrator.  Judgment may be entered in any court of competent jurisdiction on any arbitration award made pursuant to this Agreement.

(g)

The parties shall from time to time, with reasonable diligence, do all such acts and things and execute and deliver all such documents and instruments

Golden Summit Joint Venture

5/5/2004

required by the other party as may reasonably be necessary to give effect to the purpose and intent of this Agreement.

(h)

This Agreement is subject to approval by the TSX Exchange and all other applicable securities, regulatory, and governing bodies having jurisdiction.

Very truly yours,

MERIDIAN MINERALS CORP.

By:

"Wayne Hubert"

Accepted and Agreed to this ____ day of January 2003.

FREEGOLD VENTURES LIMITED

By:

"Harry Barr"

Harry Barr, Chairman

FREE GOLD RECOVERY, U.S.A.

By:

"Harry Barr"

Harry Barr, President

Golden Summit Joint Venture

5/5/2004

EXHIBIT A – The Golden Summit Property

Map Pertaining to the Agreement Between:

Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

This map shows the following applicable to the Agreement:

A.

Boundary of 5 mile area of interest,

B.

Coordinates 1) Township and Range, and sections; and 2) UTM NAD 27,

C.

Boundary of area to be flown for aerial magnetics,

D.

Boundaries of claims presently controlled by Freegold, and

E.

The boundaries of Areas A, B, and C are defined as:

i.

Area A shall be all properties between UTM lines 473,350E and 482,000E (1)(NAD 27) between UTM lines 7,225,350N and 7,211,950N.

ii.

Area B shall be all properties within the Area of Interest between UTM lines 482,000E and 485,000E (NAD 27) between UTM lines 7,225,350N and 7,211,950N.

iii.

Area C shall be all properties within the Area of Interest between UTM lines 485,000E and 487,500 (NAD 27) between UTM lines 7,225,350N and 7,211,950N.

(1)Reference Avalon Development Corporation Map:   File Mine Map.36. work. printed 05.21.1997

"International Freegold Golden Summit Project Mine Location Map"

Golden Summit Joint Venture

5/5/2004

To the Agreement between Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

Golden Summit Joint Venture

5/5/2004

Map to Accompany Schedule A to the Agreement between Meridian Minerals Corp. and Freegold Ventures Limited, and Free Gold Recovery, U.S.A.
AREA "A"
CLEARY - DOLPHIN
AREA "B"
CHRISTINA
AREA "C"
HI YU
482000E
485000E
487500E
KOKO 1
KOKO 2
KOKO 3
KOKO 4
KOKO 5
KOKO 6
KOKO 7
KOKO 8
KOKO 9
KOKO 10
KOKO 11
KOKO 12
KOKO 17
KOKO 18
KOKO 19
KOKO 32
CAPTAIN 1
CAPTAIN 2
CAPTAIN 3
CAPTAIN 4
CAPTAIN 5
CAPTAIN 6
CAPTAIN 7
CAPTAIN 8
CAPTAIN 17
CAPTAIN 18
CAPTAIN 19
CAPTAIN 20
CAPTAIN 21
CAPTAIN 22
CAPTAIN 23
CAPTAIN 24
CAPTAIN 29
CAPTAIN 30
CAPTAIN 31
CAPTAIN 32
CAPTAIN 34
CAPTAIN 35
CAPTAIN 36
PILOT 1
PILOT 2
PILOT 3
PILOT 4
PILOT 5
PILOT 6
PILOT 7
PILOT 8
PILOT 11
PILOT 12
PILOT 13
PILOT 17
PILOT 18
PILOT 19
PILOT 20
PILOT 21
MC 1
MC 2
MC 3
MC 4
MC 5
WC 1
WC 2
MARSHALL 1
MARSHALL 2
MARSHALL 3
MARSHALL 4
MARSHALL 5
MARSHALL 6
MARSHALL 7
MARSHALL 8
MARSHALL 9
MARSHALL 10
MARSHALL 11
MARSHALL 12
MARSHALL 13
WOLF LODE
KELLY 1
KELLY 2
KELLY 3
KELLY 4
FRG 1
FRG 2
FRG 3
FRG 4
FRG 5
FRG 6
GREENBACK 3
GREENBACK 4
GREEN BACK 2
GREEN BACK 1
NEWS BOY
BUTTERFLY 8
BUTTERFLY 1

Claim Map Golden Summit Project, Freegold Ventures Limited

0 0.45 0.9 1.8 2.7 3.6
Miles

Golden Summit Joint Venture

5/5/2004

EXHIBIT B – Golden Summit Property

To the Agreement between Freegold Ventures Limited, Free Gold Recovery, U.S.A., and Meridian Minerals Corp.

Dated: January 23rd, 2004

FREEGOLD RECOVERY - FAIRBANKS EXPLORATION INC.

CLAIM LIST

STATE MINING CLAIMS

All 40-acre claims located in the Fairbanks Recording District, Alaska

NO.	CLAIM NAME	SECTION	TWNSHP/RNG/MERIDIAN	ADL #
1	What's Next #1	24	T3N,R2E,Fairbanks	501821
2	What's Next #2	24	T3N,R2E,Fairbanks	501822
3	What's Next #3	24	T3N,R2E,Fairbanks	501823
4	What's Next #4	24	T3N,R2E,Fairbanks	501824
5	What's Next #5	22	T3N,R2E,Fairbanks	502196
6	What's Next #6	22	T3N,R2E,Fairbanks	502197
7	What's Next #7	22	T3N,R2E,Fairbanks	502198
8	What's Next #8	22	T3N,R2E,Fairbanks	502199
9	Crane #1	24	T3N,R2E,Fairbanks	502551
10	Crane #2	24	T3N,R2E,Fairbanks	502552
11	Crane #3	24	T3N,R2E,Fairbanks	502553
12	Crane #4	24	T3N,R2E,Fairbanks	501930
13	Anticline #1	24	T3N,R2E,Fairbanks	501825
14	Anticline #2	24	T3N,R2E,Fairbanks	501836
15	Ruby 3A Fraction	25	T3N,R1E,Fairbanks	515911
16	Ruby 4A Fraction	25	T3N,R1E,Fairbanks	515912
17	Ruby 5 Fraction	25	T3N,R1E,Fairbanks	515913
18	Ruby 6 Fraction	25	T3N,R1E,Fairbanks	515914
19	Ruby 7 Fraction	25	T3N,R1E,Fairbanks	515915
20	Ruby 8 Fraction	30	T3N,R2E,Fairbanks	515916
21	Ruby 9 Fraction	30	T3N,R2E,Fairbanks	515917
22	Ruby 10 Fraction	30	T3N,R2E,Fairbanks	515918
23	Ruby 11 Fraction	30	T3N,R2E,Fairbanks	515919
24	Ruby 12 Fraction	29	T3N,R2E,Fairbanks	515920
25	Ruby 13 Fraction	29	T3N,R2E,Fairbanks	515921
26	Ruby 14 Fraction	29	T3N,R2E,Fairbanks	515922
27	Ruby 15 Fraction	29	T3N,R2E,Fairbanks	515923
28	Ruby 16 Fraction	28	T3N,R2E,Fairbanks	515924
29	Ruby 17 Fraction	28	T3N,R2E,Fairbanks	515925
30	Ruby 18 Fraction	28	T3N,R2E,Fairbanks	515926
31	Ruby 19 Fraction	28	T3N,R2E,Fairbanks	515927

Golden Summit Joint Venture

5/5/2004

NEWSBOY PROPERTY

CLAIMS LIST

International Freegold Mineral Development Inc. (now Freegold Ventures Limited) and Earl H. Beistline dated February 28th, 1986, amended March 26th, 1996.Notice of Conveyance of Interest from Earl H. Beistline to EHB, LLC dated December 23, 2002

All 40-acre claims located in the Fairbanks Recording District, Alaska

N0.	CLAIM NAME	SECTION	TWNSHP/RNG/MERIDIAN	ADL #
1	Greenback 1	35	T3N,R1E,Fairbanks	359771
2	Greenback 2	35	T3N,R1E,Fairbanks	359772
3	Greenback 3	26	T3N,R1E,Fairbanks	361184
4	Greenback 4	25	T3N,R1E,Fairbanks	505192
5	Newsboy	26	T3N,R1E,Fairbanks	333135
6	Newsboy Extension	25	T3N,R1E,Fairbanks	333136

Golden Summit Joint Venture

5/5/2004

International Freegold Mineral Development Inc. (now Freegold Ventures Limited) and Keystone Mines Partnership dated May 15th, 2000 and as amended November 30th, 2001.

KEYSTONE MINES INC. PROPERTY

CLAIMS LIST

All 40-acre claims located in the Fairbanks Recording District, Alaska

NO.	CLAIM NAME	SECTION	TWNSHP/RNG/MERIDIAN	ADL #
1	Blueberry	21	T3N,R2E,Fairbanks	308497
2	Robin 1	28	T3N,R2E,Fairbanks	308498
3	Robin 2	29	T3N,R2E,Fairbanks	308499
4	Robin 3	29	T3N,R2E,Fairbanks	308500
5	Robin 4	29	T3N,R2E,Fairbanks	308501
6	Robin 5	29	T3N,R2E,Fairbanks	308502
7	Robin 6	30	T3N,R2E,Fairbanks	308503
8	Ing Fraction	22	T3N,R2E,Fairbanks	315014
9	Gene Fraction	22	T3N,R2E,Fairbanks	315015
10	Beta Fraction	22	T3N,R2E,Fairbanks	315016
11	Alpha Fraction	21,22	T3N,R2E,Fairbanks	315017
12	Arnold Fraction	22	T3N,R2E,Fairbanks	315018

KEYSTONE MINES INC. PROPERTY

CLAIM LIST

FEDERAL MINING CLAIMS

All Claims Located in the Fairbanks Recording District, Alaska

NO.	CLAIM NAME	SECTION	TWNSHP/RNG/MERIDIAN	BLM F#
1	Alabama	30	T3N,R2E,Fairbanks	F45603
2	Disc. on Bedrock Cr.	24,25	T3N,R1E,Fairbanks	F45604
3	July #1	30	T3N,R2E,Fairbanks	F45605
4	July #2	30	T3N,R2E,Fairbanks	F45606
5	July #3	30	T3N,R2E,Fairbanks	F45607
6	July Frac. #4	30	T3N,R2E,Fairbanks	F45608
7	Liberty Lode #1	30	T3N,R2E,Fairbanks	F45609
8	Liberty Lode #2	30	T3N,R2E,Fairbanks	F45610
9	Liberty Lode #3	30	T3N,R2E,Fairbanks	F45611
10	Millsite Fraction	30	T3N,R2E,Fairbanks	F45612
11	New York Mineral	24,25	T3N,R1E,Fairbanks	F45613
12	No Name	30	T3N,R2E,Fairbanks	F45614
13	#1 Above Disc. on Bedrock Creek	30	T3N,R2E,Fairbanks	F45615
14	Snow Drift	19	T3N,R2E,Fairbanks	F45616
15	Texas	19	T3N,R2E,Fairbanks	F45617
16	Wyoming Quartz	30	T3N,R2E,Fairbanks	F45618
17	Wyoming Frac.	25	T3N,R1E,Fairbanks	F45619
18	Button Weezer	27,28	T3N,R2E,Fairbanks	F45620
19	Caribou Frac.	21,28	T3N,R2E,Fairbanks	F45621
20	Caribou #1	21,22	T3N,R2E,Fairbanks	F45622
21	Caribou #2	21,22	T3N,R2E,Fairbanks	F45623
22	Fern	28	T3N,R2E,Fairbanks	F45624
23	Free Gold	21	T3N,R2E,Fairbanks	F45625
24	Henry Ford #1	28	T3N,R2E,Fairbanks	F45626
25	Henry Ford #2	21	T3N,R2E,Fairbanks	F45627
26	Henry Ford #3	28	T3N,R2E,Fairbanks	F45628
27	Henry Ford #4	28	T3N,R2E,Fairbanks	F45629
28	Laughing Water	21	T3N,R2E,Fairbanks	F45630

Golden Summit Joint Venture

5/5/2004

29	Little Jim	28	T3N,R2E,Fairbanks	F45631
NO.	CLAIM NAME	SECTION	TWNSHP/RNG/MERIDIAN	BLM F#
30	Minnie Ha Ha	21	T3N,R2E,Fairbanks	F45632
31	Pennsylvania	21	T3N,R2E,Fairbanks	F45633
32	Ruth Frac.	21	T3N,R2E,Fairbanks	F45634
33	Speculator	28	T3N,R2E,Fairbanks	F45635
34	Wolf Lode	20,21	T3N,R2E,Fairbanks	F45636
35	Bonus	22	T3N,R2E,Fairbanks	F45637
36	Don	15,22	T3N,R2E,Fairbanks	F45638
37	Durando	22	T3N,R2E,Fairbanks	F45639
38	Edythe	15,22	T3N,R2E,Fairbanks	F45640
39	Flying Joe	22	T3N,R2E,Fairbanks	F45641
40	Gold Point	22	T3N,R2E,Fairbanks	F45642
41	Helen S.	23	T3N,R2E,Fairbanks	F45643
42	Hi Yu	23	T3N,R2E,Fairbanks	F45644
43	Hi Yu Millsite	23	T3N,R2E,Fairbanks	F45645
44	Homestake	23	T3N,R2E,Fairbanks	F45646
45	Inez	22	T3N,R2E,Fairbanks	F45647
46	Insurgent #1	23	T3N,R2E,Fairbanks	F45648
47	Insurgent #2	23	T3N,R2E,Fairbanks	F45649
48	Julia	15,22	T3N,R2E,Fairbanks	F45650
49	Jumbo	22	T3N,R2E,Fairbanks	F45651
50	Laura	22	T3N,R2E,Fairbanks	F45652
51	Lillian	23	T3N,R2E,Fairbanks	F45653
52	Long Shin	23	T3N,R2E,Fairbanks	F45654
53	Mame	14,15	T3N,R2E,Fairbanks	F45655
54	Mayflower	22,27	T3N,R2E,Fairbanks	F45656
55	Mohawk	22	T3N,R2E,Fairbanks	F45657
56	#1 Moose Gulch	23	T3N,R2E,Fairbanks	F45658
57	#2 Moose Gulch	23	T3N,R2E,Fairbanks	F45659
58	N.R.A.	15	T3N,R2E,Fairbanks	F45660
59	Nars	22,23	T3N,R2E,Fairbanks	F45661
60	O'Farrel Frac.	23	T3N,R2E,Fairbanks	F45662
61	Ohio	22	T3N,R2E,Fairbanks	F45663
62	Rand	23	T3N,R2E,Fairbanks	F45664
63	Red Top	22	T3N,R2E,Fairbanks	F45665
64	Rob	23	T3N,R2E,Fairbanks	F45666
65	Royalty	15	T3N,R2E,Fairbanks	F45667
66	Santa Clara Frac.	23	T3N,R2E,Fairbanks	F45668
67	Summit	22,23	T3N,R2E,Fairbanks	F45669
68	Sunnyside	22	T3N,R2E,Fairbanks	F45670
69	Teddy R.	23	T3N,R2E,Fairbanks	F45671
70	Yankee Doodle	23	T3N,R2E,Fairbanks	F45672
71	Insurgent #3	14,23	T3N,R2E,Fairbanks	F45673
72	Roy	23	T3N,R2E,Fairbanks	F45674

Golden Summit Joint Venture

5/5/2004

Patented Claims (Annual Labor/Rentals Not Required)

73	Freegold	19	T3N,R2E,Fairbanks	MS821
74	Colorado	19,30	T3N,R2E,Fairbanks	MS1639
75	California	19,30	T3N,R2E,Fairbanks	MS1639
76	Pauper's Dream	30	T3N,R2E,Fairbanks	MS1639
77	Idaho	30	T3N,R2E,Fairbanks	MS1639
78	Keystone	20,21	T3N,R2E,Fairbanks	MS1607
79	Kawalita	20,21	T3N,R2E,Fairbanks	MS1607
80	Fairbanks	21	T3N,R2E,Fairbanks	MS1607
81	Hope	21	T3N,R2E,Fairbanks	MS1607
82	Willie	21	T3N,R2E,Fairbanks	MS2198
83	Marigold	21,28	T3N,R2E,Fairbanks	MS2198
84	Pioneer	21	T3N,R2E,Fairbanks	MS2198
85	Henry Ford	21,28	T3N,R2E,Fairbanks	MS2198
86	Henry Clay	21	T3N,R2E,Fairbanks	MS2198

Golden Summit Joint Venture

5/5/2004

FREEGOLD RECOVERY INC. USA PROPERTY

CLAIMS LIST

All 40-acre claims located in the Fairbanks Recording District, Alaska

NO.	CLAIM NAME	SECTION	TWNSHP/RNG/MERIDIAN	ADL #
1	FRG # 1	31	T3N,R2E,Fairbanks	558129
2	FRG # 2	31	T3N,R2E,Fairbanks	558130
3	FRG # 3	31	T3N,R2E,Fairbanks	558131
4	FRG # 4	31	T3N,R2E,Fairbanks	558132
5	FRG # 5	32	T3N,R2E,Fairbanks	575592
6	FRG # 6	32	T3N,R2E,Fairbanks	575593
7	Erik 1	18	T3N,R2E,Fairbanks	574226
8	Erik 2	18	T3N,R2E,Fairbanks	574227
9	Erik 3	18	T3N,R2E,Fairbanks	574228
10	Kelly 1	27	T3N,R2E,Fairbanks	574122
11	Kelly 2	27	T3N,R2E,Fairbanks	574123
12	Kelly 3	27	T3N,R2E,Fairbanks	574124
13	Kelly 4	27	T3N,R2E,Fairbanks	574125
14	Kelly 5	27	T3N,R2E,Fairbanks	574126
15	Kelly 6	27	T3N,R2E,Fairbanks	574127
16	Starbuck 1	16	T3N,R3E,Fairbanks	574128
17	Starbuck 2	16	T3N,R3E,Fairbanks	574129
18	Starbuck 3	16	T3N,R3E,Fairbanks	574130
19	Starbuck 4	16	T3N,R3E,Fairbanks	574131
20	Butterfly 1	33	T3N,R3E,Fairbanks	575583
21	Butterfly 2	33	T3N,R3E,Fairbanks	575584
22	Butterfly 3	33, 34	T3N,R3E,Fairbanks	575585
23	Butterfly 4	3, 4	T2N,R3E,Fairbanks	575586
24	Butterfly 5	3	T2N,R3E,Fairbanks	575587
25	Butterfly 6	34	T3N,R3E,Fairbanks	575588
26	Butterfly 7	34	T3N,R3E,Fairbanks	575589
27	Butterfly 8	33	T3N,R3E,Fairbanks	575590
28	Eldorado #1	27	T3N,R1E,Fairbanks	575591

Golden Summit Joint Venture

5/5/2004

International Freegold Mineral Development Inc. (now Freegold Ventures Limited) and Anglo Alaska Gold Corp. dated July 9th, 2002.

ANGLO ALASKA GOLD PROPERTY

CLAIMS LIST

All Claims Located in the Fairbanks Recording District, Alaska

No.	Name	Acreage	Township	Range	Sec.	ADL#
1	MC 1	160	3N	2E	14	604810
2	MC 2	160	3N	2E	14	604811
3	MC 3	160	3N	2E	13	604812
4	MC 4	160	3N	2E	13	604813
5	MC 5	160	3N	2E	13	604814
6	MC 6	40	3N	2E	14	604815
7	MC 7	40	3N	2E	13	604816
8	MC 8	40	3N	2E	13	604817
9	MC 9	40	3N	2E	13	604818
10	WC 1	160	3N	3E	17	604819
11	WC 2	160	3N	3E	17	604820
12	Marshall 1	40	3N	1E	10	604841
13	Marshall 2	160	3N	1E	10	604842
14	Marshall 3	160	3N	1E	11	604843
15	Marshall 4	160	3N	1E	11	604844
16	Marshall 5	160	3N	1E	12	604845
17	Marshall 6	40	3N	1E	12	604846
18	Marshall 7	40	3N	1E	16	604847
19	Marshall 8	160	3N	1E	16	604848
20	Marshall 9	160	3N	1E	15	604849
21	Marshall 10	160	3N	1E	15	604850
22	Marshall 11	40	3N	1E	16	604851
23	Marshall 12	160	3N	1E	15	604852
24	Marshall 13	160	3N	1E	15	604853
25	Pilot 1	160	3N	2E	8	604854
26	Pilot 2	160	3N	2E	8	604855
27	Pilot 3	160	3N	2E	9	604856
28	Pilot 4	160	3N	2E	9	604857
29	Pilot 5	160	3N	2E	10	604858
30	Pilot 6	160	3N	2E	10	604859
31	Pilot 7	160	3N	2E	8	604860
32	Pilot 8	160	3N	2E	8	604861
33	Pilot 9	40	3N	2E	9	604862
34	Pilot 10	40	3N	2E	9	604863
35	Pilot 11	160	3N	2E	9	604864
36	Pilot 12	160	3N	2E	10	604865
37	Pilot 13	160	3N	2E	10	604866
38	Pilot 14	40	3N	2E	17	604867
39	Pilot 15	40	3N	2E	17	604868
40	Pilot 16	40	3N	2E	17	604869
41	Pilot 17	160	3N	2E	17	604870

Golden Summit Joint Venture

5/5/2004

No.	Name	Acreage	Township	Range	Sec.	ADL#
42	Pilot 18	160	3N	2E	16	604871
43	Pilot 19	160	3N	2E	16	604872
44	Pilot 20	160	3N	2E	15	604873
45	Pilot 21	160	3N	2E	15	604874
46	Captain 1	160	3N	2E	11	604875
47	Captain 2	160	3N	2E	11	604876
48	Captain 3	160	3N	2E	12	604877
49	Captain 4	160	3N	2E	12	604878
50	Captain 5	160	3N	3E	7	604879
51	Captain 6	160	3N	3E	7	604880
52	Captain 7	160	3N	3E	8	604881
53	Captain 8	160	3N	3E	8	604882
54	Captain 9	40	3N	3E	9	604883
55	Captain 10	40	3N	3E	9	604884
56	Captain 11	40	3N	3E	9	604885
57	Captain 12	40	3N	3E	9	604886
58	Captain 13	40	3N	3E	9	604887
59	Captain 14	40	3N	3E	9	604888
60	Captain 15	40	3N	3E	9	604889
61	Captain 16	40	3N	3E	9	604890
62	Captain 17	160	3N	3E	10	604891
63	Captain 18	160	3N	3E	10	604892
64	Captain 19	160	3N	2E	11	604893
65	Captain 20	160	3N	2E	11	604894
66	Captain 21	160	3N	2E	12	604895
67	Captain 22	160	3N	2E	12	604896
68	Captain 23	160	3N	3E	7	604897
69	Captain 24	160	3N	3E	7	604898
70	Captain 25	40	3N	3E	8	604899
71	Captain 26	40	3N	3E	8	604900
72	Captain 27	40	3N	3E	8	604901
73	Captain 28	40	3N	3E	8	604902
74	Captain 29	160	3N	3E	9	604903
75	Captain 30	160	3N	3E	9	604904
76	Captain 31	160	3N	3E	10	604905
77	Captain 32	160	3N	3E	10	604906
78	Captain 33	20	3N	3E	16	604907
79	Captain 34	160	3N	3E	16	604908
80	Captain 35	160	3N	3E	15	604909
81	Captain 36	160	3N	3E	15	604910
82	Koko 1	160	4N	3E	32	604911
83	Koko 2	160	4N	3E	32	604912
84	Koko 3	160	4N	3E	33	604913
85	Koko 4	160	4N	3E	33	604914

Golden Summit Joint Venture

5/5/2004

86	Koko 5	160	4N	3E	32	604915
No.	Name	Acreage	Township	Range	Sec.	ADL#
87	Koko 6	160	4N	3E	32	604916
88	Koko 7	160	4N	3E	33	604917
89	Koko 8	160	4N	3E	33	604918
90	Koko 9	160	3N	3E	5	604919
91	Koko 10	160	3N	3E	5	604920
92	Koko 11	160	3N	3E	4	604921
93	Koko 12	160	3N	3E	4	604922
94	Koko 13	40	3N	3E	3	604923
95	Koko 14	40	3N	3E	3	604924
96	Koko 15	40	3N	3E	3	604925
97	Koko 16	40	3N	3E	3	604926
98	Koko 17	160	3N	3E	3	604927
99	Koko 18	160	3N	3E	5	604928
100	Koko 19	160	3N	3E	5	604929
101	Koko 20	40	3N	3E	4	604930
102	Koko 21	40	3N	3E	4	604931
103	Koko 22	40	3N	3E	4	604932
104	Koko 23	40	3N	3E	4	604933
105	Koko 24	40	3N	3E	4	604934
106	Koko 25	40	3N	3E	4	604935
107	Koko 26	40	3N	3E	4	604936
108	Koko 27	40	3N	3E	4	604937
109	Koko 28	40	3N	3E	3	604938
110	Koko 29	40	3N	3E	3	604939
111	Koko 30	40	3N	3E	3	604940
112	Koko 31	40	3N	3E	3	604941
113	Koko 32	160	3N	3E	3	604942

Golden Summit Joint Venture

5/5/2004

EXHIBIT C

To the Agreement between Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

Property Agreement Between Fairbanks Exploration Inc. and International Freegold Mineral Development Inc. (now Freegold Ventures Limited) dated May 9th, 1997

Quitclaim Deed Between Fairbanks Exploration Inc. and International Freegold Mineral Development Inc. (now Freegold Ventures Limited) dated May 12th, 1997

Attached hereto as a copy of the original document.

"Previously Filed"

Golden Summit Joint Venture

5/5/2004

EXHIBIT D

To the Agreement between Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

Golden Summit Property

Underlying Agreements between:

International Freegold Mineral Development Inc. (now Freegold Ventures Limited) and Keystone Mines Partnership dated May 15th, 2000 and as amended November 30th, 2001.

International Freegold Mineral Development Inc. (now Freegold Ventures Limited) and Earl H. Beistline dated February 28th, 1986, amended March 26th, 1996.Notice of Conveyance of Interest from Earl H. Beistline to EHB, LLC dated December 23, 2002

International Freegold Mineral Development Inc. (now Freegold Ventures Limited) and Anglo Alaska Gold Corp. dated July 9th, 2002.

"Previously Filed"

Golden Summit Joint Venture

5/5/2004

EXHIBIT E

To the Agreement between Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

Summary of Properties to be Acquired – By Priority

"Filed as Confidential"

Golden Summit Joint Venture

5/5/2004

EXHIBIT F

Joint Venture Model Form to be used as per the Agreement between:

To the Agreement between Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

Attached hereto as a copy of the draft document.

Filed as Confidential – subject to Copyright

Golden Summit Joint Venture

5/5/2004

EXHIBIT G

To the Agreement between Freegold Ventures Limited,  Free Gold Recovery, U.S.A.,  and Meridian Minerals  Corp.

Dated: January 23rd, 2004

"Filed as Confidential"

Golden Summit Joint Venture

5/5/2004